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                                                                    EXHIBIT 10.8


          Executive Cash Compensation Program -- Acquisition Plan 2000


The following plan is based on achieving certain financial performance by companies acquired by Protocol Communications Inc. during 2000. Participation in this plan is in lieu of any other bonus cash compensation provided for under previous plans or other agreements except the Base Executive Compensation Plan for 2000.


A.  PARTICIPANTS AND SHARES OF BONUS POOL

          PARTICIPANTS           SHARE OF POOL
          ------------           -------------
          D. Vandeveer                0.1
          J. Lewis                    0.1
          D. Dearborn                 0.1
          C. Cohen                    0.1
          D. Collins                  0.2
          J. Cohen                    0.2
          D. Zonies                   0.4
          S. McIcan                   0.5
          B. Bossert                  0.5
          K. Blayne                   0.5
          A. Knee                     0.7
          R. Wilson                   1.0
                                      ---

                        TOTAL SHARES  4.4

B.  FUNDING OF THE BONUS POOL

The bonus pool shall be funded by the first one million dollars of EBITDA, or part thereof, which exceeds the total acquired units EBITDA plan as agreed to for each acquired company, based on 20% growth from adjusted 1999 EBITDA, post review by the Company's auditors. Pro Forma adjustments to the plan, if any, to reflect changes which occur in the structure of the Company in the year 2000 will be mutually agreed to by the Board of Protocol and a majority of the Shares of the pool.

The pool shall be further funded by fifty percent of the EBITDA achieved by the acquired units in excess of $1m over the agreed upon plan. Such additional EBITDA funding will cease with respect to any participant at such time as the total actual dollars received from the pool (or from any other Company established bonus pool) are equal to that participant's base compensation. It is the intent of this limitation than no Executive of the Company receives a bonus from the company of more than one times base salary.
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C.  APPLICATION OF SHARES UPON OCCURRENCE OF THE BONUS CAP

For purposes of calculation of actual bonus payments, if and as each participant reaches his salary and bonus cap as defined herein, that participant shall be removed from the pool. Thereafter, all bonus dollars remaining in the pool shall be distributed to the remaining members of the pool as a ratio of their original shares of the pool divided by the remaining shares in the pool. This process shall continue until there are either no further dollars in the pool or all members have achieved their caps. EXAMPLE: Assume that the 4 EVP's reach their caps, and there remains $100 in the pool to distribute. Andrew Knee's share is computed as .7 (his orig. share) divided by 3.9 (the shares remaining in the pool) times $100 (the money remaining in the pool).

D.  LIMITATIONS ON INDIVIDUALS

Not more than 25% of the total bonus paid under this and any other Company plan to the four EVP's can come from this acquisition plan. Not more than 50% of the total bonus paid under this and any other Company plan to S. McLean, K. Blayne, and B. Bossert can come from this acquisition plan. EXAMPLE: Assume J. Lewis is entitled to a $75 bonus from the Base Company plan. His bonus under this plan will be limited to an additional $25. ($100 total bonus, 25% from this plan). If this limitation should be applicable, the remaining bonus allocation will be calculated as specified in Paragraph C.

E.  LIMITATIONS ON TOTAL POOL

In the event that the Base Company units should fall short of the EBITDA plan of $20.8m, such shortfall will be deducted from any excess EBITDA achieved by the acquisition units before calculation of the acquisition bonus pool.
EXAMPLE: Assume that the Base Companies achieve $20.5m EBITDA ($.3m under plan) and the acquisition units achieve EBITDA of $.7m over plan. $.3m will be deducted from the acquisition bonus pool to cover the shortfall in the Base Company plan. There would be no bonus pool applicable to the Base Company plan, and the acquisition bonus pool would be $.4m (acquisition over-achievement minus Base Company shortfall)

F.  DISCRETION OF PRESIDENT/CEO

Except as may be otherwise required by the provisions of a participant's employment or other agreement, continued participation in this bonus pool is at the discretion of the President and CEO of the Company. It is expected, at a minimum, that failure on the part of the participant to achieve individually assigned goals, or, as appropriate, division goals, for the year 2000, or, lack of EXTRAORDINARY EFFORT on the part of the participant

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relative to his peers in achieving the Company's stretch plan, would result in exclusion from the plan in the sole discretion of the Company CEO.

G. OTHER CONDITIONS

Bonuses, if any, will be paid following the conclusion of the Company's year-end audit by KPMG. Eligibility for the bonus requires that the participant continuously be an employee of the Company through the date on which payment is actually made.

This plan may be terminated, in whole or in part, by unanimous action of the Board of Directors of the Company, if deemed necessary by the Board incident to an IPO that actually occurs in the year 2000.







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